ASSET PURCHASE AGREEMENT

by and among

KeyStar Corp.

and

Excel Members, LLC

September 12, 2022

i

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of September 12, 2022 (the “Effective Date”), by and among KeyStar Corp., a Nevada corporation (“Purchaser”), and  Excel Members, LLC, a Delaware limited liability company (“Seller”).  Purchaser and Seller may be referred to herein collectively as the “Parties” and each individually as a “Party.”

RECITALS:

A.Seller acquired certain assets of Ultimate Gamer, LLC, a Delaware limited liability company (“UG”), as the purchaser of UG assets through the Assignment for the Benefit of Creditors numbered and styled Leslie S. Osborne v. Ultimate Gamer, LLC, Case No. 2022-007748-CA-01, in the Circuit Court of the Eleventh Judicial District, Miami-Dade County, Florida (the “ABC Case”);

B.Seller desires to sell to Purchaser, and Purchaser desires to Purchase from Seller, the Purchased Assets (as defined herein), such assets being a portion of those assets previously acquired by Seller from UG in connection with the ABC Case, subject to the terms and conditions set forth herein;

THEREFORE, in consideration of the mutual covenants and agreements herein and for valuable consideration received, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.01Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in the assets set forth on Schedule 1.01 attached hereto (the “Purchased Assets”), free and clear of any known mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”).

1.02No Liabilities.  Purchaser shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.  None of the Purchased Assets will be or become liable for or subject to, any claim, demand, cost, expense, commitment, duty to perform, or liability of any kind, whether direct or indirect, primary or secondary, known or unknown, fixed or contingent, recorded or unrecorded, liquidated or unliquidated, due or to become due, asserted or unasserted, of Seller whether or not resulting from or arising out of any acts or omissions of Seller or any representative of Seller.

1.03Purchase Price; Stock Consideration.  The total consideration for Purchaser’s purchase of the Purchased Assets (the “Purchase Price”) will be One Million Five Hundred Thousand shares of Common Stock of the Purchaser (“Stock Consideration”).  Seller acknowledges and agrees that, until such time as the Stock Consideration has been registered under the Securities Act of 1933 (“Securities Act”), the Stock Consideration shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such Securities): "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

1.04Allocation of Purchase Price.  Within ninety (90) days after the Closing, Purchaser will deliver a proposed draft of IRS Form 8594 to Seller allocating the Purchase Price and all other relevant items, as determined for U.S. federal income tax purposes, among the Purchased Assets (the “Purchase Price Allocation Schedule”).  The Purchase Price Allocation Schedule will be prepared in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder.  Purchaser and the Seller shall report, act and file all tax returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with the Purchase Price Allocation Schedule.  No party shall take any position for tax purposes (whether in audits, tax returns, or otherwise) that is inconsistent with such Purchase Price Allocation Schedule unless required to do so by final determination within the meaning of Section 1313(a) of the Code.

ARTICLE 2
CLOSING

2.01Closing.  The closing of the transactions contemplated by this Agreement (“Closing”) shall take place simultaneously with the execution of this Agreement on the Effective Date (“Closing Date”) via electronic exchange of copies of the executed documents.  The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

2.02Seller’s Closing Deliverables.  At the Closing, Seller shall deliver to Purchaser the following:

(a)a bill of sale for certain Purchased Assets, in a form reasonably approved by Purchaser (the “General Bill of Sale”), duly executed by Seller;

(b)a bill of sale for the Purchased Asset that is a 2021 Quality Cargo enclosed trailer, model EV7-16T3-R, in a form reasonably approved by Purchaser (the “Trailer Bill of Sale”), duly executed by Seller;

(c)an assignment agreement, in a form reasonably approved by Purchaser (the “Assignment Agreement”), duly executed by Seller;

(d)an assignment duly executed by Seller, in a form reasonably approved by Purchaser (“IP Assignment”), transferring all of Seller’s right, title, and interest in and to certain Purchased Assets which are Intellectual Property or domains;

(e)a trademark assignment duly executed by Seller, in a form reasonably approved by Purchaser (“Trademark Assignment”), duly executed by Seller;

(f)a properly completed and duly executed IRS Form W-9 from Seller;

(g)a good standing certificate of Seller, dated within thirty (30) days of the Closing Date, from the Secretary of State of its jurisdiction of organization;

(h)a list of credentials, passwords, and/or private keys known to Seller and applicable to any of the Purchased Assets; and

(i)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement, or as may be reasonably requested by Purchaser.

2.03Purchaser’s Closing Deliverables.  At the Closing, Purchaser shall deliver to Seller the following:

(a)the Stock Consideration, via dissemination to Empire Stock Transfer Inc. (“Transfer Agent”) of instructions directing Transfer Agent to issue the Stock Consideration to Seller;

(b)the General Bill of Sale, duly executed by Purchaser;

(c)the Trailer Bill of Sale, duly executed by Purchaser;

(d)the Assignment Agreement, duly executed by Purchaser;

(e)the IP Assignment, duly executed by Purchaser;

(f)the Trademark Assignment, duly executed by Purchaser;

(g)a good standing certificate of Purchaser, dated within thirty (30) days of the Closing Date, from the Secretary of State of its jurisdiction of organization.

2.04Certain Post-Closing Obligations.  After the Closing, Seller will be obligated to timely execute any and all formal documents, including but not limited to assignments and powers of attorney, required to properly transfer the Purchased IP (as defined hereinafter), both domestic and foreign, such that the transfer can be adequately and legally recorded in all applicable states, countries, or other applicable jurisdictions.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Purchaser to enter into and perform this Agreement, Seller hereby represents and warrants to Purchaser that the following are true and correct as of the Closing Date:

3.01Organization and Authority of Seller; Enforceability.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.  Seller has full company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

3.02No Conflicts; Consents.  The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

3.03Title to Purchased Assets.  To the Knowledge of Seller (defined below), Seller received good title to the Purchased Assets, free and clear of Encumbrances, through the ABC Case.  Seller has not caused or agreed to any Encumbrance on the Purchased Assets since Seller acquired the Purchased Assets.  As used in this Agreement, “Knowledge of Seller” or any other similar knowledge qualification means, as to a particular matter, the actual or constructive knowledge of any manager or officer of Seller, together with such knowledge as each of the foregoing should have known, in each case, following reasonable inquiry and investigation of the employees with responsibility for the subject matter at issue.

3.04Condition of Assets.  The tangible personal property, if any, included in the Purchased Assets is in good condition and is adequate for the uses to which it is being put, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

3.05Intellectual Property.

(a)“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b)Schedule 3.06(b) lists all Intellectual Property included in the Purchased Assets (“Purchased IP”). To the Knowledge of Seller, Seller owns or has adequate, valid and enforceable rights to use all the Purchased IP, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any person or entity.

(c)To the Knowledge of Seller, Seller’s and UG’s prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP.  To the Knowledge of Seller, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

3.06Legal Proceedings.  There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Knowledge of Seller, threatened against or by Seller (a) relating to or affecting the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

3.07Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.08Securities.

(a)Purchase Entirely for Own Account.  The Stock Consideration to be acquired by Seller will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act or applicable state law, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act or applicable state law. Seller does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third party, with respect to any of the Stock Consideration.

(b)Restricted Securities.  Seller understands that the Stock Consideration shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that the Stock Consideration shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the Consideration Stock indefinitely unless they are registered under the Securities Act and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Consideration Stock, and on requirements relating to Purchaser which are outside of Seller’s control and which Purchaser is under no obligation and may not be able to satisfy.

(c)Disclosure of Information.  Seller is aware of the Purchaser’s business affairs and financial condition and has acquired sufficient information about Purchaser  to reach an informed and knowledgeable decision to acquire the Consideration Stock.

(d)Accredited Investor.  Seller is an accredited investor an within the meaning of Regulation D promulgated by the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act.

(e)Rule 144.  Seller is aware of the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including, in case the Seller has held the securities for at least one year or is an affiliate of the Purchaser:  (i) the resale occurring not less than one year after the party has purchased and paid for the securities to be sold and (ii) in the case of an affiliate:  (A) the availability of certain public information about the Company; (B) the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as these terms are defined under the Securities Exchange Act of 1934); (C) the amount of securities being sold during any three-month period not exceeding certain specified limitations and (D) the filing of a Notice of Sale on Form 144 as appropriate.

(f)No Public Market.  Seller  understands that at the time, if any, it wishes to sell the Consideration Stock, there may be no public market upon which to make such a sale, and that, even if such a public market then exists the Purchaser may not be satisfying the current public information requirements of Rule 144, and that, in such event, the Seller would be precluded from selling the Consideration Stock under Rule 144 unless (1) a one-year minimum holding period had been satisfied and (2) the Seller was not at the time of sale nor at any time during the three-month period prior to such sale an affiliate of the Purchaser.

(g)Additional Matters.  Seller understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Act, compliance with Regulation A under the Act, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transaction do so at their own risk.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.01Organization and Authority of Seller; Enforceability.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Purchaser has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser.  This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

4.02No Conflicts; Consents.  The execution, delivery and performance by Purchaser of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Purchaser; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser. No consent, approval, waiver or authorization is required to be obtained by Purchaser from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby.

4.03Legal Proceedings.  There is no Action of any nature pending or, to Purchaser’s knowledge, threatened against or by Purchaser that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

4.04Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

4.05Capitalization.

(a)As of the Closing Date, the authorized capital of Purchaser consists of (i)  475,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), of which 37,050,000 shares of Common Stock are outstanding; (ii) 25,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”), of which (A) 2,000,000 are designated as “Series A Convertible Preferred Stock”, of which, no shares are outstanding; (B) 12,000 are designated as “Series B Convertible Preferred Stock”, 11,693 shares of which are outstanding; and (C) 6,700,000 are designated as “Series C Convertible Preferred Stock”, 5,813,331 shares of which are outstanding.

(b)Except for the securities and rights described in Section 4.05(a), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Purchaser any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock. All of the outstanding shares of Common Stock and Preferred Stock have been duly authorized, are fully paid and nonassessable. Purchaser holds no Common Stock or Preferred Stock in its treasury.

4.06Valid Issuance. The Stock Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than (i) the restrictive legend (and stop-transfer order placed against transfer) applied to the Stock Consideration pursuant to this Agreement, and (ii) restrictions under applicable state and federal securities laws related to the transfer of the transfer of unregistered securities.  The Stock Consideration will be issued in compliance with all applicable federal and state securities laws.

ARTICLE 5
COVENANTS

5.01 Public Announcements.  Unless otherwise required by applicable law, neither Party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

5.02Bulk Sales Laws.  The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.

5.03Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

5.04Further Assurances.  Following the Closing, each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

ARTICLE 6
INDEMNIFICATION

6.01Survival.  All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

6.02Indemnification by Seller.  Seller shall defend, indemnify and hold harmless Purchaser, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; or

(c)the ownership or possession of the Purchased Assets on or before the Closing Date.

6.03Indemnification by Purchaser.  Purchaser shall defend, indemnify and hold harmless Seller, its affiliates and their respective members, managers, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to:

(a)any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or any document to be delivered hereunder; or

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement or any document to be delivered hereunder.

6.04Indemnification Procedures.  Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

6.05Tax Treatment of Indemnification Payments.  All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

6.06Cumulative Remedies.  The rights and remedies provided in this Article 6 are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE 7
MISCELLANEOUS PROVISIONS

7.01Notices.  Any notice to be made under this Agreement shall be in writing, and shall be deemed to have been given (a) when delivered in person; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the respective address set forth below or at such other address as shall hereafter be designated in writing in the foregoing manner.

If to Seller:Excel Members, LLC

103 Plaza Drive, Suite B

St. Clairsville, OH 43950

Attn: Bruce A. Cassidy

with a copy to (which shallClark Hill PLC

not constitute notice):14850 N. Scottsdale Road, Suite 500

Scottsdale, Arizona 85254

Attn: Daniel A. Schenck

Email: dschenck@clarkhill.com

If to Purchaser:KeyStar Corp

8400 W. Sunset Rd., Suite 300

Las Vegas, NV 89113

Attn: John Linss, President

with a copy to (which shallClark Hill PLC

not constitute notice):14850 N. Scottsdale Road, Suite 500

Scottsdale, Arizona 85254

Attn: Daniel A. Schenck

Email: dschenck@clarkhill.com

7.02Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the Party against which such amendment or waiver is sought to be enforced. No course of dealing between or among the Parties will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Party under this Agreement. The failure of any Party to exercise or enforce any right or remedy conferred upon it hereunder shall not be deemed to be a waiver of any such or other right or remedy nor operate to bar the exercise or enforcement of any thereof at any time thereafter.

7.03Entire Agreement. This Agreement and the documents to be delivered constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the documents to be delivered hereunder, the exhibits, and schedules (other than an exception expressly set forth as such in the schedules), the statements in the body of this Agreement will control.

7.04Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.05Dispute Resolution. The parties agree that the Federal Arbitration Act shall apply to and govern the arbitration provisions of this Agreement.  All controversies, claims, or disputes arising out of or related to this Agreement or the subject matter hereof or the interpretation, performance, or breach of this Agreement (“Dispute”) shall be resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”).  Arbitration will occur in Las Vegas, Nevada. Judgment on any arbitration award may be entered in any court having jurisdiction. If a claim is asserted in excess of $500,000, the matter may be heard by a single arbitrator, but either party may request that the arbitration be heard by a panel of three (3) arbitrators and, if so requested, the arbitration decision shall be made by a majority of the three (3) arbitrators. If the selected arbitrator(s) finds any term or clause in this Agreement to be invalid, unenforceable, or illegal, the same will not have any impact, whatsoever, on other terms or clauses in the Agreement or the entire Agreement. The parties to the Dispute agree to equally split the administrative fee and the compensation of the arbitrator; provided, however, that, at the conclusion of the arbitration, the arbitrator shall award costs and expenses (including the costs of the arbitration previously advanced and the reasonable attorneys’ fees and costs of the prevailing party) to the prevailing party. EACH OF THE PARTIES EXPRESSLY AGREES TO ARBITRATION AND WAIVES ANY RIGHT TO TRIAL BY JURY ANY PARTY MAY HAVE. In the event of any conflict between the arbitration procedures specified in this Agreement and the AAA Rules, this Agreement shall control.

7.06Waiver of Jury Trial. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AS CLAIM, COUNTER-CLAIM, AFFIRMATIVE DEFENSE, OR OTHERWISE) IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR INACTIONS BY OR AMONG THE PARTIES HERETO. EACH PARTY HERETO (A) CONSENTS TO TRIAL WITHOUT A JURY OF ANY SUCH LEGAL PROCEEDING, (B) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.06. A PARTY MAY FILE A COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.07Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

7.08Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

7.09Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

7.10No Third Party Beneficiaries. This Agreement is made solely for the benefit of the Parties to this Agreement and their respective successors and permitted assigns, and nothing contained in this Agreement shall be deemed to give any other person or entity any right to enforce any of the provisions of this Agreement, nor shall any of them be a third party beneficiary of this Agreement.

7.11Recitals. The Parties acknowledge the accuracy of the recitals, which are incorporated by reference herein and are made a part of this Agreement.

7.12Specific Performance. Each Party acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the parties could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled under this Agreement, at law or in equity, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

7.13Construction. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

7.14Counterparts; Transmission. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement, the documents to be delivered hereunder, and all amendments hereto or thereto will become effective when duly executed and delivered by each Party hereto or thereto. The parties may execute this Agreement and the documents to be delivered hereunder by original, electronic, or digital signature. The exchange of copies of the signature pages to this Agreement and the documents to be delivered hereunder, including by email, facsimile, a recognized digital electronic security procedure, or other similar electronic transmission (including an image of a signature), shall constitute effective execution and delivery. Such copies shall be treated in all manner and respects and for all purposes as an original signature and shall be considered to have the same binding legal effect as if they were the original signed version thereof delivered in person. Signatures of the parties transmitted by any such transmission shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

WHEREFORE, the parties have caused this Agreement to be duly executed as of the Effective Date.

PURCHASER:

KeyStar Corp., a Nevada corporation

By: /s/ John Linss

      John Linss, its Chief Executive Officer

SELLER:

Excel Members, LLC, a Delaware limited liability company

By: /s/ Bruce A. Cassidy

     Bruce A. Cassidy, its Authorized Representative

Schedule 1.01

Purchased Assets

1.Trademarks

Mark	Serial #	Reg. #	Registration Date	Filing Date
WHERE THE WORLD COMES TO PLAY	97152508			12/2/2021
BEST GAMER	90220993	6495344	9/21/2021	9/29/2020
WHERE THE WORLD COMES TO PLAY	90032868	6366122	5/25/2021	7/2/2020
ULTIMATE GAMER	88895952	6450656	8/10/2021	4/30/2020
ULTIMATE PLAYER	88882724	6513254	10/5/2021	4/22/2020
ONE GAMER TO RULE THEM ALL	88770934	6323543	4/13/2021	1/23/2020
BEST GAMER IN THE UNIVERSE	88937978	6213345	12/1/2020	5/28/2020
ULTIMATE GAMER	88223248	6119761	8/4/2020	12/10/2018
	88111652	5789741	6/25/2019	9/11/2018
ULTIMATE GAMER (PLUS LOGO)	88111694	5836221	8/13/2019	9/11/2018
BEST GAMER ON EARTH	88346452	6015466	3/17/2020	3/19/2019
ULTIMATE GAMER	87956642	5877313	10/8/2019	6/11/2018
BEST GAMER ON THE PLANET	88346481	6060685	5/19/2020	3/19/2019
BEST GAMER IN THE WORLD	88346438	6060684	5/19/2020	3/19/2019

2.Any and all agreements and, if applicable, the current or former accounts of Ultimate Gamer with (such agreements and accounts are collectively referred to as the “Assigned Accounts”):

a.GoDaddy

b.DropBox

c.1Password

d.LJMO Corp

3.Ultimate Gamer’s current or former accounts with:

a.Facebook

b.Twitter

c.Instagram

d.YouTube

e.Twitch

f.Discord

together with all content of Ultimate Gamer on such accounts;

4.The following domain registrations:

aultimategamer.com	q.theultimategamer.xyz
b.ultimategamer.us	r.thefinalgamer.us
c.theultimategamer.tv	s.theultimategamer.store
d.theultimategamer.net	t.bestgamerontheplanet.com
e.theultimategamer.info	u.bestgamerintheworld.com
f.theultimategamer.org	v.bestgameronearth.com
g.theultimategamer.io	w.bestgamerontheplanet.com
h.theultimategamer.mobi	x.bestgamerontheplanet.net
i.theultimategamer.world	y.ugmatch.com
j.theultimategamer.today	z.bestgamerintheuniverse.info
k.theultimategamer.co	aa.bestgamerintheuniverse.net
l.theultimategamer.technology	bb.bestgamerintheuniverse.org
m.theultimategamer.biz	cc.bestgamerintheuniverse.com
n.theultimategamer.club	dd.ugchallenge.com
o.theultimategamer.app	ee.nexusexp.com
p.theultimategamer.store	ff.nexusexp.gg;

5.Ultimate Gamer’s database(s) of users and gamers;

6.all IP Rights together, the right to register, prosecute, maintain, and defend the rights of Ultimate Gamer in the IP Rights, the right to sue and recover damages for past or future infringements or misappropriations thereof, and the right to fully and entirely stand in the place of Ultimate Gamer in all matters related thereto;

7.all permits, to the extent transferable, necessary for Purchaser to perform its obligations under the Assigned Accounts after the Effective Date;

8.2021 Quality Cargo enclosed trailer, model EV7-16T3-R; and

9.all goodwill relating to the items set forth in this Schedule.

Schedule 3.06(b)

Purchased IP

1.All trademarks set forth on Schedule 1.01;

2.All data and content on the Assigned Accounts and the social media accounts set forth on Schedule 1.01;

3.All domain registrations set forth on Schedule 1.01;

4.Ultimate Gamer’s database(s) of users and gamers; and

5.all IP Rights together set forth on Schedule 1.01.